Exhibit 21.2

WISCONSIN POWER AND LIGHT COMPANY
SUBSIDIARIES OF THE REGISTRANT

The following are deemed to be significant subsidiaries of Wisconsin Power and Light Company as of December 31, 2015:

Name of Subsidiary	State of Incorporation

WPL Transco LLC	Wisconsin

American Transmission Company LLC	Wisconsin